Filed pursuant to Rule 424(b)(3)
Registration No. 333-153173

PROSPECTUS

SECURITY BANK CORPORATION

6,079,027 Shares of Common Stock

On April 28, 2008, through our wholly owned subsidiary, Security Interim Holding Corporation, or “Security Interim,” we completed a private placement issuance of $40 million of subordinated debt due 2018 to the selling shareholders. In connection with the subordinated debt transaction, we also issued warrants exercisable for shares of our voting common stock and non-voting warrants exercisable for shares of our non-voting common stock, which are convertible into an equal number of shares of our voting common stock.

The selling shareholders named in this prospectus may from time to time offer and sell up to an aggregate of 6,079,027 shares of our common stock after the selling shareholders exercise warrants to purchase 2,552,717 shares of our voting common stock and 3,526,310 shares of our non-voting common stock and the shares of non-voting common stock are converted into shares of our voting common stock. The provisions of the warrants and the non-voting warrants prohibit the selling shareholders from selling any of their shares of common stock until April 28, 2009.

We will not receive any proceeds from the sale of shares of our common stock offered by this prospectus. We have agreed to pay certain registration expenses relating to these shares of our common stock and to indemnify the selling shareholders against certain liabilities. The selling shareholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus.

The registration of these shares of common stock does not necessarily mean that any of the shares will be sold by any of the selling shareholders under this prospectus or otherwise. The selling shareholders identified in this prospectus may offer the shares offered by this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “SBKC.” On October 8, 2008, the last sales price of our common stock reported on the Nasdaq Global Select Market was $3.37 per share.

You should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is October 17, 2008.

ABOUT THIS PROSPECTUS

Please carefully read the information in this prospectus and any accompanying prospectus supplements, which we refer to collectively as this “prospectus.” You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

In this prospectus, the terms “we,” “us,” and “our” refer to Security Bank Corporation, and our subsidiaries, Security Interim, Security Bank of Bibb County, Security Bank of North Metro, Security Bank of North Fulton, Security Bank of Houston County, Security Bank of Jones County, Security Bank of Gwinnett County and Security Real Estate Services, Inc., a subsidiary of Security Bank of Bibb County; except that in the discussion of our capital stock and related matters these terms refer solely to Security Bank Corporation and not to any of our subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration or continuous offering process. Under this shelf registration process, the selling shareholders named in this prospectus may sell our common stock from time to time. This prospectus provides you with a general description of our common stock that any selling shareholder may offer. Each time that any selling shareholder sells shares of our common stock, the selling shareholder will provide a prospectus containing specific information about the terms of the applicable offering, as required by law.

You should not assume that the information contained in this prospectus or information incorporated by reference herein is current as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date. We may prepare one or more prospectus supplements that add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you decide whether to invest in our common stock.

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Selling shareholders may offer the shares directly, through agents, or to or through underwriters. A prospectus supplement may describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of the securities. See “Plan of Distribution.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s Internet website found at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus and any prospectus supplement. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference the following documents and other information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

•	our Current Reports on Form 8-K filed February 4, 2008, February 13, 2008, February 19, 2008, April 30, 2008, July 1, 2008, August 22, 2008, September 22, 2008 and October 16, 2008;

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the description of the common stock set forth in our Registration Statement on Form 8-A (SEC File No. 000-23261) and any amendment or report filed for the purpose of updating such description, filed on October 23, 1997; and

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all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” on or after the date of this prospectus and before the termination of this offering (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act).

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We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by contacting us at:

SECURITY BANK CORPORATION

4219 FORSYTH ROAD

MACON, GEORGIA 31210

(478) 722-6200

ATTENTION: Lorraine Miller

We also maintain an Internet site at www.securitybank.net. The information found on, or otherwise accessible through, our website is not incorporated by reference into, and is not otherwise a part of, this prospectus or any other document that we file with or furnish to the SEC.

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A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplements contain or incorporate statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Exchange Act. Forward-looking statements discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “would,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “potential,” “plan,” “predict,” “project,” “seek,” “should,” “will” and other similar words and expressions of future intent.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results and performance to differ from those expressed in our forward-looking statements we make or incorporate by reference in this prospectus include, but are not limited to:

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the effects of future economic and business conditions, including, without limitation, the recent and dramatic deterioration of real estate values, the subprime mortgage, credit and liquidity markets, as well as the actions of the Board of Governors of the Federal Reserve System actions with respect to interest rates, may lead to a further deterioration in credit quality, thereby requiring increases in our provision for credit losses, or a reduced demand for credit, which would reduce earning assets;

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possible changes in trade, monetary and fiscal policies, as well as legislative and regulatory changes, including changes in accounting standards and banking, securities and tax laws and regulations, as well as changes affecting financial institutions’ ability to lend and otherwise do business with consumers;

•	our ability to effectively manage interest rate risk and other market risk, credit risk and operational risk;

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changes in the interest rate yield curve such as flat, inverted or steep yield curves, or changes in the interest rate environment that impact interest margins and may impact prepayments on the mortgage-backed securities portfolio;

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possible changes in the quality or composition of our loans or investment portfolios, including further adverse developments in the real estate markets, the borrowers’ industries or in the repayment ability of individual borrowers or issuers;

•	increases in our nonperforming assets, or our inability to recover or absorb losses created by such nonperforming assets;

•	our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business;

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the failure of our assumptions underlying the establishment of allowances for loan losses and other estimates, or dramatic changes in those underlying assumptions or judgments in future periods, that, in either case, render the allowance for loan losses inadequate or require that further provisions for loan losses be made;

•	unexpected outcomes of existing or new litigation;

•	our ability to keep pace with technological changes;

•	our ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by our customers and potential customers;

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the risks of merger, acquisitions and divestitures, including without limitation, the costs of integrating our operations, potential customer loss and deposit attrition and the failure to achieve expected gains, revenue growth and/or expense savings from an acquisition;

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easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies, credit unions and finance companies, may increase competitive pressures and affect our ability to preserve our customer relationships and margins;

•	the threat or occurrence of war or acts of terrorism and the existence or exacerbation of general geopolitical instability and uncertainty; and

•	management’s ability to develop and execute plans to effectively respond to unexpected changes.

This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. Additional information regarding risk factors that may affect us is included under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we filed with the SEC on March 5, 2008, and is updated by us from time to time in Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings that we make with the SEC.

Although we presently believe that the plans, expectations and results expressed in or suggested by the forward-looking statements are reasonable at the time they were made, all forward-looking statements are inherently uncertain, and subject to change, as they involve substantial risks and uncertainties beyond our control. New factors emerge from time to time, and it is not possible for us to predict the nature, or assess the potential impact, of each new factor on our business. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any of our forward-looking statements for events or circumstances that arise after the statement is made, except as required by law.

SECURITY BANK CORPORATION

We are a Georgia corporation registered under the Bank Holding Company Act of 1956, as amended. Our banking subsidiaries include Security Bank of Bibb County, located in Macon, Georgia, Security Bank of North Metro, located in Woodstock, Georgia, Security Bank of Houston County, located in Perry, Georgia, Security Bank of Jones County, located in Gray, Georgia, Security Bank of North Fulton, located in Alpharetta, Georgia and Security Bank of Gwinnett County, located in Suwanee, Georgia. All of our banking subsidiaries are Georgia state chartered banks. We engage in community banking activities.

Each of our subsidiary banks operates as a separate legal entity under the corporate umbrella of Security Bank Corporation. As a result, each bank has its own board of directors and management comprised of persons known in the local community in which that bank operates. We provide significant assistance and oversight, however, to our subsidiary banks in areas such as budgeting, marketing, human resource management, credit administration, operations and funding. This allows us to maintain efficient centralized reporting and policies while maintaining local decision-making capabilities, which we believe enables us to compete effectively in our current markets.

Our banking subsidiaries provide a broad range of community banking services to commercial, small business and retail customers, offering a variety of transaction and savings deposit products, cash management services, secured and unsecured loan products, including revolving credit facilities, and letters of credit and similar financial guarantees. The strategy of our banking subsidiaries includes a focus on personalized customer service while offering the sophisticated products and services found at much larger banks. In addition to our traditional banking services, we operate Security Real Estate Services, Inc., a wholly owned subsidiary of Security Bank of Bibb County, which is a traditional residential mortgage originator and interim real estate development lender with a number of production locations throughout Georgia.

Our principal executive offices are located at 4219 Forsyth Road, Macon, Georgia 31210 and our telephone number is (478) 722-6200.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully review and consider the information contained in, and incorporated by reference into, this prospectus as well as any applicable prospectus supplement, including, without limitation, the information contained in this prospectus under the caption “A Warning About Forward-Looking Statements” and the information in our most recent public filings with the SEC, under the caption “Risk Factors.” See “Incorporation of Certain Information by Reference.” Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.

USE OF PROCEEDS

The proceeds from the sale of shares of our common stock offered pursuant to this prospectus are solely for the account of the selling shareholders. We will not receive any proceeds from the sale of shares by the selling shareholders. The selling shareholders will pay any underwriting discounts and commissions incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, listing fees of the Nasdaq Global Select Market and fees and expenses of our counsel and our accountants.

DESCRIPTION OF COMMON STOCK

The following description of shares of our common stock, par value $1.00 per share, is a summary only and is subject to applicable provisions of the Georgia Business Corporation Code and to our amended and restated articles of incorporation and amended and restated bylaws. You should refer to, and read this summary together with, our amended and restated articles of incorporation and amended and restated bylaws to review all of the terms of our common stock.

General

Our authorized capital stock includes 60,000,000 shares of common stock, $1.00 par value per share, of which 50,000,000 shares are voting common shares and 10,000,000 shares are non-voting common shares.

Holders of our voting common stock are entitled to:

•	one vote for each share of common stock held;

•	receive dividends if and when declared by our board of directors from our unreserved and unrestricted earned surplus or our unreserved and unrestricted net earnings for the current fiscal year; and

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share ratably in our net assets, legally available to our shareholders in the event of our liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors or provision for such payment.

Holders of our common stock generally have no preemptive, subscription, redemption, conversion or cumulative voting rights. However, in connection with the $40 million subordinated debt issuance by Security Interim to Financial Stocks Capital Partners IV L.P. and Financial Stocks Capital Partners V L.P., or the “Purchasers,” we granted additional purchase rights to the Purchasers; provided, however, in order to retain these additional rights, the Purchaser must still be a holder of the subordinated debt. These additional purchase rights allow the Purchasers to purchase a number of shares of capital stock in an offering of capital stock by us so that the Purchasers could own, in the aggregate, up to 9.9% of our total voting common stock issued and outstanding immediately following the completion of such offering of capital stock, on a fully diluted basis.

Our outstanding common stock is fully paid and nonassessable.

Change of Control Provisions

Our amended and restated articles of incorporation and amended and restated bylaws and Georgia law contain various protective provisions that would have the effect of impeding an attempt to change or remove our board of directors or to gain control of our outstanding shares, as well as provisions that limit liability or provide indemnification for directors and executive officers. These provisions are discussed in more detail below.

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Under the Georgia Business Corporation Code, a merger (other than a merger of a subsidiary in which the parent owns at least 90% of each class of outstanding stock), a disposition of all or substantially all of a corporation’s property and a share exchange generally must be approved by a majority of the outstanding shares entitled to vote, unless the articles of incorporation or bylaws requires otherwise. Our amended and restated articles of incorporation require the affirmative vote of the holders of two-thirds of the issued and outstanding shares of common stock to approve a share exchange, merger, sale, lease, exchange, or other disposition of all or substantially all of the assets of Security Bank Corporation to any other corporation, person or other entity. However, our amended and restated articles of incorporation permit our board, by a two-thirds vote, to approve a merger or share exchange in which Security Bank Corporation is the surviving entity or the acquiring corporation, without receiving the approval of our shareholders, provided that (1) the articles of incorporation of the surviving corporation will not differ from the articles of incorporation before the merger or share exchange, (2) each share of Security Bank Corporation outstanding before the merger or share exchange will be an identical outstanding or reacquired share after the merger or share exchange, and (3) the number and kind of shares outstanding after the merger or share exchange, plus the number and kind of shares issuable as a result thereof, whether by conversion, exercise of rights or warrants or otherwise, will not exceed the total number and kind of shares authorized by our amended and restated articles of incorporation before the merger or share exchange.

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Our amended and restated articles of incorporation provide that, with certain exceptions mandated by the Georgia Business Corporation Code, directors are not liable to us or our shareholders for monetary damages for breach of their fiduciary duty of care.

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Our board of directors is divided into three classes, which are designated as Class I, Class II and Class III. The members of each class are elected for a term of three years and until their successors are elected and qualified. These classes are as nearly equal in number as the then total number of directors constituting the entire board of directors shall permit, with the terms of office of all members of one class expiring each year.

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Our bylaws provide that the entire board of directors or any individual director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors, and further provide for the removal of a director from office by the board of directors if that director is adjudicated as incompetent by a court, if he is convicted of a felony, or if he fails to attend regular meetings of the board of directors for three consecutive meetings without having been excused by the board of directors. Pursuant to the Georgia Business Corporation Code, a vacancy occurring in the board of directors for any reason may be filled by either the shareholders of the corporation or the board of directors. Pursuant to our corporate governance guidelines, directors added to the board of directors to fill vacancies occurring in the board of directors will be nominated for election at the next annual shareholders’ meeting.

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Special meetings of shareholders may be called at any time by the chairman of the board, president, or the board of directors. Special meetings of shareholders also may be called at the written request of the holders of 25% or more of our outstanding shares of common stock entitled to vote in an election of director.

Limitations of Liability and Indemnification of Directors and Officers

The Georgia Business Corporation Code permits a corporation to indemnify a director if the director seeking indemnification acted in good faith and reasonably believed (1) in the case of conduct in his or her official capacity, that his or her action was in the best interest of the corporation, (2) in all other cases, that his or her action was at least not opposed to the best interests of the corporation, and (3) in the case of any criminal proceedings, that he or she had no reasonable cause to believe his or her conduct was unlawful, provided that indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. The Georgia Business Corporation Code prohibits indemnification of a director with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was received by him or her. Our bylaws permit indemnification or reimbursement of our directors, officers, trustees, employees and agents, and their heirs, executors and administrators, to the extent permitted by the Georgia Business Corporation Code. Our bylaws require the approval of a court of competent jurisdiction, the majority of the holders of record of our common stock or the majority of the board of directors (excluding the votes of any directors subject to the proceeding) for the indemnification of any director, officer, trustee, employee or agent in relation to a proceeding that is the subject of a compromise settlement.

We believe that the exculpation and indemnification provisions in our amended and restated articles of incorporation help induce qualified individuals to agree to serve as our officers and directors by providing a degree of protection from liability for alleged mistakes in making decisions and taking actions. You should be aware, however, that these provisions in our amended and restated articles of incorporation, bylaws and Georgia law give you a more limited right of action than you otherwise may have in the absence of such provisions. We also maintain a policy of directors and officers liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.

The above indemnification provisions could operate to indemnify directors, officers or other persons who exert control over us against liabilities arising under the Securities Act. Insofar as the above provisions may allow that type of indemnification, the SEC has informed us that, in its opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Shareholder Liability

Georgia law provides that no shareholder, including holders of common stock, will be personally liable for our acts and debt, except that shareholders may become personally liable by reason of their own acts or conduct.

Registrar and Transfer Agent

The registrar and transfer agent for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

SELLING SHAREHOLDERS

On April 28, 2008, through our wholly owned subsidiary, Security Interim, we completed a private placement issuance of $40 million of subordinated debt due 2018. In connection with the subordinated debt transaction, we also issued warrants exercisable for shares of our voting common stock, or “voting warrants,” and warrants exercisable for shares of our non-voting common stock, which are convertible into an equal number of shares of our voting common stock upon the occurrence of certain events, or “non-voting warrants.” The selling shareholders will receive shares of our voting common stock if they exercise the voting warrants and/or if the selling shareholders exercise the non-voting warrants, and the shares of non-voting common stock purchased pursuant to such non-voting warrants are converted into shares of our voting common stock.

Under this prospectus, the selling shareholders may offer and sell up to an aggregate of 6,079,027 shares of our common stock. Currently, the selling shareholders are Financial Stocks Capital Partners IV L.P. and Financial Stocks Capital Partners V L.P., and each may offer and sell all of its shares of common stock. Currently the share ownership is as follows:

	Shares of Common Stock(1)	Shares of Common Stock Following Conversion(2)	Total Shares of Common Stock
Financial Stocks Capital Partners IV L.P.(3)(5)	319,090	440,789	759,879
Financial Stocks Capital Partners V L.P.(4)(5)	2,233,627	3,085,521	5,319,148

TOTAL	2,552,717	3,526,310	6,079,027

(1)	Number of shares of our voting common stock held by the selling shareholder after the selling shareholder exercises voting warrants to purchase voting common stock.

(2)	Number of shares of our voting common stock held by the selling shareholder after the selling shareholder exercises non-voting warrants to purchase non-voting common stock and such non-voting common stock is converted into voting common stock.

(3)	Finstocks Capital Management IV, LLC is the general partner of Financial Stocks Capital Partners IV L.P. Finstocks Capital Management IV, LLC is a subsidiary of FSI Group, LLC, which is controlled by Steven N. Stein and John M. Stein, who have the power to vote and dispose of the shares held by Financial Stocks Capital Partners IV L.P., and accordingly Steven N. Stein and John M. Stein may be deemed the beneficial owners of such shares. Finstocks Capital Management IV, LLC, FSI Group, LLC, Steven N. Stein and John M. Stein disclaim beneficial ownership of the securities, except to the extent of their pecuniary interest therein.

(4)	Finstocks Capital Management V, LLC is the general partner of Financial Stocks Capital Partners V L.P. Finstocks Capital Management V, LLC is a subsidiary of FSI Group, LLC, which is controlled by Steven N. Stein and John M. Stein, who have the power to vote and dispose of the shares held by Financial Stocks Capital Partners V L.P., and accordingly Steven N. Stein and John M. Stein may be deemed the beneficial owners of such shares. Finstocks Capital Management V, LLC, FSI Group, LLC, Steven N. Stein and John M. Stein disclaim beneficial ownership of the securities, except to the extent of their pecuniary interest therein.

(5)	Each of Steven N. Stein and John M. Stein has an indirect beneficial ownership interest in FSI Securities, LLC, a registered broker-dealer. FSI Securities, LLC is not participating in the offering. Each of the selling shareholders certifies that it purchased the securities as investments and in the ordinary course of business, and that, at the time of its purchase of the securities, it did not have any agreements or understandings, direct or indirect, with any person to distribute such securities.

The selling shareholders may offer all, some or none of their shares of our common stock received upon the exercise of the voting warrants and the shares of our common stock received upon conversion of the shares of non-voting common stock pursuant to the exercise of the non-voting warrants. As such, no estimate can be made of the total number of shares of common stock that are to be offered by this prospectus or as to the total number of shares of common stock that the selling shareholders will hold after the completion of this offering. The provisions of the warrants and the non-voting warrants prohibit the selling shareholders from selling any of their shares of common stock until April 28, 2009.

The common stock to be issued to the selling shareholders upon exercise of the warrants issued to them in the private placement represented, in the aggregate, approximately 20.7% of our outstanding common stock before the private placement issuance, and 20.7% of our outstanding common stock after the private placement issuance, as of October 8, 2008.

To the extent any of the selling shareholders identified above are, or are affiliated with, broker-dealers, they may be deemed to be, under SEC Staff interpretations, “underwriters” within the meaning of the Securities Act.

Registration Rights

In connection with the $40 million subordinated debt issuance to the selling shareholders, we entered in to a registration agreement with the selling shareholders. This registration agreement contains cross-indemnification provisions between us and the selling shareholders. However, no selling shareholder is required to provide indemnification in an amount in excess of the net proceeds received from the sale of the shares by the selling shareholder.

Pursuant to the registration agreement, we agreed to prepare and file with the SEC a registration statement on Form S-3 on or by August 25, 2008. We further agreed to use our reasonable best efforts to cause the registration statement to become effective as promptly as reasonably practicable after the filing. We agreed to keep the registration statement effective until the date when all of the shares registered have been resold.

This description of the registration agreement is qualified by reference to the complete text of the agreement, which is an exhibit to our Current Report on Form 8-K filed with the SEC on April 30, 2008. However, the representations, warranties, covenants and other provisions of the registration agreement are not intended as means for investors and the public to obtain factual information about the current state of affairs of our company. Rather, investors and the public should look to other disclosures contained in our reports filed with the SEC pursuant to the Exchange Act.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time of shares of our common stock by the selling shareholders. We have registered these shares for resale to provide the selling shareholders with freely tradeable securities, but registration of the shares does not necessarily mean that all or any shares will be offered or sold by the selling shareholders. We have not and will not receive any proceeds from the offering by the selling shareholders or from the issuance of the shares of common stock to the selling shareholders pursuant to the exercise of the voting warrants and the non-voting warrants. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

As used in this prospectus, “selling shareholders” include donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer.

We will bear all costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses. The selling shareholders will pay any underwriting discounts and commissions incurred by the selling shareholders in disposing of the shares.

The selling shareholders may, from time to time, sell any or all of the shares of our common stock beneficially owned by them and offered hereby directly or through one or more broker-dealers or agents. We will be responsible for any expenses of such broker-dealer or agent. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	on the Nasdaq Global Select Market or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	in privately negotiated transactions;
•	through the settlement of short sales;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and/or
•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, to the extent available, rather than under this prospectus or any accompanying prospectus supplement. In addition, the selling shareholders may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholders. In addition, the selling shareholders may also sell shares short and deliver the shares to close out such short position. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus or any accompanying prospectus supplement.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales of our common stock. If the selling shareholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved). The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We have advised the selling shareholders that anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates.

There can be no assurance that the selling shareholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus or any accompanying prospectus supplement forms a part.

If a selling shareholder notifies us that the selling shareholder intends to sell at least 25% of the aggregate shares of common stock held by the selling shareholders, we are required to file a supplement to this prospectus and facilitate the sale of its common stock. At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Once sold under the shelf registration statement of which this prospectus is apart, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Legal matters in connection with this offering, including, without limitation, the validity of the offered securities, are being passed upon for us by Alston & Bird LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated herein by reference and in the registration statement in reliance upon the reports of McNair, McLemore, Middlebrooks & Co., LLP, independent registered public accounting firm, and incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.